EXHIBIT 99.1

Repros to Present at Biocentury's NewsMakers in the Biotech Industry Conference

Company to Webcast Presentation on September 27, 2013

THE WOODLANDS, Texas, Sept. 23, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that Joseph S. Podolski, President and CEO of Repros Therapeutics, will be presenting at the Biocentury's NewsMakers in the Biotech Industry in New York City on Friday, September 27 at 1:30 PM (ET).

A live and archived webcast of the presentation will be available on the "Events" section of the Company's website, http://www.reprosrx.com.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the ability to protect its intellectual property rights and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com